Exhibit 10.03
PDF Solutions, Inc.
333 West San Carlos Street, Suite 700 • San Jose, California 95110 USA
Telephone: 408 280 7900 • Fax: 408 280 7915
Website: http://www.pdf.com
Ms. Joy Leo
Dear Joy,
On behalf of PDF Solutions, Inc., (“PDF” or the “Company”), I am pleased to extend to you this offer of a new position. Your new position will be Executive Vice President and Chief Administration Officer, effective July 9th, 2008, reporting to me. You will be based in PDF’s San Jose office at 333 West San Carlos Street, Suite 700, San Jose, CA 95110. This offer of a new position with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.
1.	Compensation. Commencing on your Start Date, you shall be paid a base salary of $270,000, paid to you semi-monthly at a rate of $11,250.00. Your salary shall be paid in accordance with the Company’s standard payroll policies (subject to applicable withholding taxes as required by law).

2.	Stock Options. Upon commencement of your employment, and subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 300,000 shares (the “Total Option Shares”) of the Company’s Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such option shall vest over a four year period commencing on your Start Date, according to the following vesting schedule: 1/4 of the Total Option Shares shall be exercisable on the twelve (12) month anniversary of your Start Date and 1/48th of the Total Option Shares shall be exercisable on a monthly basis thereafter. Vesting of the options shall be contingent upon your continued employment with the Company. The options will be non-qualified to the maximum extent permitted by the tax code and will be subject to the terms of the Company’s 2001 Stock Plan and execution of an applicable Stock Option Agreement to be entered into between you and the Company.

3.	Change of Control. In the event that during your employment with the Company, the Company is subject to a Change of Control event, defined as a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company, you will be entitled to accelerated vesting as to 100% of your outstanding and unvested stock options and/or restricted stock such that all such stock options and/or restricted stock shall be fully vested as of the date of such Change of Control event. In addition, the terms set forth herein will be binding upon and inure to the benefit of any successor person, firm, corporation or other business entity of the Company in the event of any Change of Control, and any such successor will be deemed automatically substituted for the Company under the terms of this offer letter for all purposes.

4.	Termination without Cause: Notwithstanding any other provision of this letter agreement or anything to the contrary in the event (a) the Company terminates your employment at any time without Cause or Disability or (b) you resign for Good Reason and (c) a Separation occurs, with each capitalized term as defined in this Section 4 below, you will be entitled to all of the following: (i) vesting acceleration with respect to your outstanding and unvested stock options and/or restricted stock, as if you provided service to the Company for an additional twelve (12) months after the effective date of the Separation; (ii) twelve (12) months of your then-current annual base salary, paid in accordance with the Company’s standard payroll procedures over a twelve-month period, commencing on the Company’s first regular payroll date following the effective date of the Separation and your execution of the mutual release described below, and subject to all applicable withholdings; (iii) a percentage of your Target Bonus (as defined below), which is determined by pro rating the percentage of the Target Bonus that the Company, in its reasonable discretion, has determined that you have earned as of the effective date of the Separation, had such Target Bonus been payable at such time, (for purposes of clarification, if the Separation occurs during the first year of your employment, you will be paid the Guaranteed Bonus prorated from your Start Date through the effective date of the Separation), which will be paid on the Company’s first regular payroll date following the effective date of the Separation and your execution of the mutual release described below; and (iv) the Company’s payment of the premiums for your COBRA coverage from the last date on which you receive health care coverage as a Company employee until the earlier of: (1) the date that is twelve (12) months following the effective date of the Separation; or (2) the date you become covered under another employer’s health coverage plan, , with the first of such premium payments made when due immediately following the date on which you’ve made your COBRA election, which you will elect within sixty (60) days following the effective date of the Separation.

For all purposes under this letter agreement, “Cause” means: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, which remains uncured by you more than thirty (30) days from the date of your receipt of written notice of such material breach from the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform or initiating performance of assigned duties for which there is no reasonable basis for you disputing and/or failing to so perform for ten (10) days after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

For all purposes under this letter agreement, “Good Reason” means that you resign within 120 days after one of the following conditions has come into existence without your written consent: (i) any material adverse change or material reduction of your position, duties, authority or responsibilities as an employee, or your removal from your position or responsibilities, (ii) a material reduction in your annual base salary and/or your Target Bonus in effect immediately prior to such reduction except in the case where there is a general reduction in compensation across all employees or a broad class of employees (e.g., senior executives) due to financial hardship of the business; or (iii) your relocation to a facility or a location more than fifty (50) miles from the Company’s offices immediately prior to such a relocation. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to remedy (as such failure or remedy is determined in your reasonable discretion) the condition within thirty (30) days after receiving your written notice.

You agree that prior to commencement of your severance payments described in subsections (ii) and (iii) of the first paragraph of this Section 4, you will meet the following conditions: you (i) will have promptly, upon the Separation returned all Company property in your possession, and (ii) will have executed and not revoked the Company’s standard general mutual release of all claims that you may have against the Company or persons affiliated with the Company and that the Company may have against you (collectively, the “Conditions”). The Company will deliver the form of release to you within two (2) days after your Separation (defined below), and the parties agree to negotiate such release in good faith and execute such release within sixty (60) days after the effective date of the Separation (the “Deadline”). “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). “Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred and twenty (120) consecutive days because of your physical or mental impairment. For the avoidance of doubt, the vesting acceleration described in Section 3 of this Agreement is not affected by any of the requirements in Section 4 of this Agreement.

For purposes of Code Section 409A, each salary continuation payment under this Section 4 is hereby designated as a separate payment. Notwithstanding anything stated herein to the contrary, the severance pay provided in connection with your termination under this severance section is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii); provided that, to the extent that such severance and any other payments paid to you in connection with your involuntary separation from service does not qualify or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by Treasury or the IRS, the portion of the severance that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination date occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your termination date occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

In the event that the severance payments and benefits under this Section 4 do not qualify for one of the exemptions under Code Section 409A, as described in the previous paragraph and as reasonably determined by the Company, and the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of the Separation, then (i) the salary continuation payments under the first paragraph of this Section 4, to the extent that they are subject to Section 409A of the Code, will commence on the earliest practicable date that occurs more than six (6) months after the effective date of the Separation and (ii) the installments that otherwise would have been paid during the first six (6) months after the effective date of the Separation will be paid in a lump sum on the first day of the seventh month after the Separation.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

5.	Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your new position with the Company on a date to be determined and agreed upon with the Company within one week of acceptance of this offer. The date you actually start working at the Company is referred to as the “Start Date”.

6.	Benefits. Effective on your Start Date, the Company will make available to you the regular health insurance program, disability, life insurance, and other benefits as established by the Company for its executives from time to time, as well as executive indemnification agreement. A summary of those benefits, including Paid Time Off and Sabbatical is attached. The Company will also reimburse you for reasonable travel, or other expenses incurred by you in the furtherance of or in connection with the performance of your employment duties, in accordance with the Company’s expense reimbursement policy in effect from time to time.

7.	General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company. You also agree to comply with any and all policies of the Company as in effect from time to time.

8.	Proof of Right to Work. In compliance with federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. Your failure to meet this condition could result in termination of your employment with the Company.

9.	Performance Bonus. You shall be eligible to receive an annual target incentive bonus equal to eighty percent (80%) of your then-current annual base salary (“Target Bonus”), based on your achievement of performance objectives determined by the Company; provided, however, for the first twelve (12) months of your employment with the Company, you will be entitled to a guaranteed minimum Target Bonus payout equal to $165,000.00 (the “Guaranteed Bonus”). A pro rata portion of the Guaranteed Bonus, plus any amount in excess of the pro rata portion of the Guaranteed Bonus that the Company has determined that you have earned by the end of 2008, collectively up to the Target Bonus amount, will be paid to you in accordance with the Company’s regular executive incentive bonus program payout practices but no later than two and one-half (2.5) months following the end of 2008, provided that you remain in employment with the Company through the end of 2008. The remaining portion of the Guaranteed Bonus, plus any amount in excess of the remaining portion of the Guaranteed Bonus that the Company has determined that you have earned by the end of 2009, collectively up to the Target Bonus amount, will be paid to you in accordance with the Company’s regular executive incentive bonus program payout practices but no later than two and one-half (2.5) months following the end of 2009, provided that you remain in employment with the Company through the end of 2009. For each subsequent year of employment, the portion of the Target Bonus that the Company has determined that you have earned by the end of each such year of employment with the Company will be paid to you in accordance with the Company’s regular executive incentive bonus program payout practices but no later than two and one-half (2.5) months following the end of each such year of employment, provided that you remain in employment with the Company through the end of each such year. For the avoidance of doubt, in no event will the amount of the target incentive bonus in any calendar year that may be payable to you exceed the Target Bonus amount. Any bonus payment made under this Section 9 will be subject to applicable withholding and deductions. With respect to the Target Bonus described in this Section 9 and notwithstanding anything to contrary, in the event that your employment is terminated by the Company for Cause or you voluntarily resign before the end of any calendar year during your employment, you will not be eligible to receive any portion of the Target Bonus for that calendar year unless you remain in employment with the Company through the end of such calendar year; provided, however, in the event that your employment is terminated by the Company in any calendar year without Cause or Disability, or you resign for Good Reason, you will receive a portion of the Target Bonus for that calendar year from the Company as set forth in Section 4 above. The Company, in its reasonable discretion, will determine the amount of the bonus payable under this Section 9 and its determination will be final and binding.

10.	Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review. An executed copy of the Confidentiality Agreement must be delivered to the PDF Human Resources Department on or before your Start Date. The Confidentiality Agreement relates to confidential information received in regards to the Company’s business, technology, and intellectual property, as well as information about the Company’s customers. The Confidentiality Agreement also addresses the Company’s ownership of intellectual property generated during your employment at the Company. You are required to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company.

11.	Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms if this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however that you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with individual, legal, tax or accounting advice.
I am delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me.

Very truly yours, PDF SOLUTIONS, INC.
/s/ John K. Kibarian
JOHN K. KIBARIAN
Chief Executive Officer and President

ACKNOWLEDGMENTS & ACCEPTANCE
I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, (“At Will”), and can be terminated either by me or by the company at any time, with or without notice and with or without cause. The provisions stated above supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by the company and me.
THE FOREGOING TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED:

Signed:	/s/ Joy Leo	Date:	7/14/08

Print Name:	Joy Leo

7